Exhibit 10.1
November 26, 2022
Kelli Keough
Anticipated Start Date: March 1, 2023
Position.
You will start in a full-time position as EVP, Group Business Unit Leader, Spend Invest Protect and Save, and you will initially report to Anthony Noto - CEO. By signing this letter, you confirm with SoFi that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company that you have not disclosed to us. SoFi acknowledges receipt of the documents and information referenced and/or listed on and attached to Exhibit A.
Compensation and Employee Benefits.
You will be paid a starting salary of $500,000.00 per year, payable on the Company’s regular payroll dates. You are eligible for an annual discretionary bonus of 100% of your annual base salary, dependent upon company as well as individual performance, in accordance with the Company’s annual bonus plan, a copy of which will be provided under separate cover. The bonus, if earned, will be paid out no later than Q1 of the following year.
Subject to the approval of the Company’s Board of Directors, you will receive an equity award valued at $7,500,000.00 in the form of Restricted Stock Units (“RSUs”). This value is determined based on our standard equity granting policies. Your award value will be converted into shares based on the value assigned to our stock at the time of grant, using a trailing 30 calendar day average from the third Monday of the month following your date of hire. Specifically, the RSUs shall vest over a period of four years as follows: twelve and a half percent (12.5%) of the award shall vest six months after the vesting commencement date (which will be on the 14th of the month after your date of hire, such date to be indicated in your Award Agreement), and six and twenty-five hundredths percent (6.25%) shall vest each quarter thereafter for the following fourteen quarters, provided you remain employed with the Company through each applicable vesting date. No RSUs shall vest other than on the sixth month and fourteen subsequent quarterly vest dates, and no right to any vesting shall be earned or accrued prior to such date. The RSU grant will be subject to the terms and conditions of the Company’s standard form of award agreement applicable to RSUs granted under the applicable stock plan of the Company, as described therein and in the applicable RSU agreement, which you will be required to sign.
Sign On Bonus: In addition, we will provide you with a sign-on payment in the amount of $1,650,000.00, less applicable taxes and withholdings, which will be paid out within 14 days of your start date. The purpose of this payment is to compensate you for compensation that you have represented you have already earned in your current employment but will not collect due to meeting the Company’s requested start date. To the extent any of this $1,650,000.00 is collected from your prior employer (including in the form of vested equity), you will advise us as soon as possible and prior to the sign-on payment payout date and this payment will be reduced by the amount so collected.
Severance: Notwithstanding that your employment shall be at will, upon any involuntary termination of your employment by the Company without Cause, and provided you execute a separation agreement and general release of claims on your last day of employment, the Company will provide you with severance pay equal to six months of your then-current base salary, and will directly pay for up to six (6) months of Company-paid COBRA continuation coverage for the six consecutive months following the month of your termination, provided you timely elect such coverage For purposes of this section, Cause is defined as (i) a willful failure to perform your duties and responsibilities to the Company or your violation of any written Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) a material breach of any of your obligations under any written agreement or covenant with the Company that remains uncured after notice and a reasonable opportunity to cure.
Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, which shall be enforceable to the fullest extent but only to the fullest extent provided by New York law.
Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Chief Executive Officer.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity that competes with or could constitute a potential or actual conflict of interest with the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
Pre-Employment Check. We are extending this offer contingent upon our satisfaction with the results of a career, educational, and criminal history background check and any other necessary pre-employment checks based on location and position requirements. Details of this check will be provided to you through a third-party vendor. We will complete those checks prior to your start date and understand that you will not terminate your current employment until the Company has waived any and all conditions precedent to the efficacy of this agreement.
Overview of Pending Litigation and Regulatory Actions. Before you give notice to terminate your current employment, the General Counsel of the Company will meet with you to provide an overview of and answer any questions regarding any and all pending litigation, enforcement action(s), and regulatory action(s) against the Company.
Entire Agreement. This letter supersedes and replaces all prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both this letter and the enclosed Confidential Information and Invention Assignment Agreement. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on December 2, 2022.
We look forward to having you join us, with an anticipated start date of March 1, 2023.

Very truly yours,
By: /s/ Anna Avalos
Anna Avalos
Head of People
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